As filed with the Securities and Exchange Commission on February 12, 2015.
Registration No. 333-201250

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 4
TO
FORM F-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CHECK-CAP LTD.
(Exact name of Registrant as specified in its charter)

Israel (State or other jurisdiction of incorporation or organization)	3844 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number)

Check-Cap Building
Abba Hushi Avenue
P.O. Box 1271
Isfiya, 30090
Mount Carmel, Israel
+972-4-8303400

(Address, including zip code, and telephone number,
including area code, of Registrant’s principal executive offices)

Puglisi & Associates
850 Library Avenue, Suite 204
Newark, Delaware 19711
302-738-6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mitchell S. Nussbaum, Esq. Angela M. Dowd, Esq. Loeb & Loeb LLP 345 Park Avenue New York, New York 10154 (212) 407-4000 - Telephone (212) 407-4990 - Facsimile	Eran Yaniv, Adv. Sharon Rosen, Adv. Fischer Behar Chen Well Orion & Co. 3 Daniel Frisch Street Tel Aviv, 6473104, Israel +972 3 6944111 - Telephone +972 3 6091116 - Facsimile	Yvan-Claude Pierre, Esq. Daniel I. Goldberg, Esq. Reed Smith LLP 599 Lexington Avenue New York, New York 10022 (212) 521-5400 - Telephone (212) 521-5450 - Facsimile	Shlomo Landress, Adv. Amit, Pollak, Matalon & Co. Nitsba Tower, 17 Yitzhak Sadeh St., Tel Aviv 67775, Israel +972 3 568 9000 Telephone +972 3 568 9001 Facsimile

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, or the Securities Act, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 4 to the Registration Statement on Form F-1 (file No. 333-201250) of Check-Cap Ltd. (the “Registration Statement”) is being filed solely to add Exhibits 1.1, 4.1, 4.2, 4.3, 4.4, 4.5, 4.6, 5.1, 5.2, 10.3, 23.2 and 23.3 to the Registration Statement. This Amendment No. 4 does not modify any provision of the prospectus that forms a part of the Registration Statement and accordingly such prospectus has not been included herein.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers

Under the Israeli Companies Law, a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care, but only if a provision authorizing such exculpation is included in its articles of association. Our amended articles of association to be effective upon the closing of this offering include such a provision to the fullest extent permitted by law. The company may not exculpate in advance a director from liability arising out of a prohibited dividend or other distribution to shareholders.

Under the Israeli Companies Law and the Israeli Securities Law, a company may indemnify an office holder in respect of the following liabilities and expenses incurred for acts performed by him or her as an office holder, either pursuant to an undertaking made in advance of any such event or following an event, provided its articles of association include a provision authorizing such indemnification:

•
a financial liability imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned foreseen events and amount or criteria;

•
reasonable litigation expenses, including attorneys’ fees, incurred by the office holder (1) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and (2) in connection with a monetary sanction;

•
reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf, or by a third party, or in connection with criminal proceedings in which the office holder was acquitted, or as a result of a conviction for an offense that does not require proof of criminal intent; and

•
expenses, including reasonable litigation expenses and legal fees, incurred by an office holder in relation to an administrative proceeding instituted against such office holder, or certain compensation payments made to an injured party imposed on an office holder by an administrative proceeding, pursuant to certain provisions of the Israeli Securities Law.

Under the Israeli Companies Law and the Israeli Securities Law, a company may insure an office holder against the following liabilities incurred for acts performed by him or her as an office holder if and to the extent provided in the company’s articles of association:

•	a breach of the duty of loyalty to the company, provided that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

•	a breach of the duty of care to the company or to a third party, to the extent such a breach arises out of the negligent conduct of the office holder;

•	a financial liability imposed on the office holder in favor of a third party; and

•
expenses, including reasonable litigation expenses and legal fees, incurred by an office holder in relation to an administrative proceeding instituted against such office holder or certain compensation payments to an injured party imposed on an office holder by an administrative proceeding, pursuant to certain provisions of the Securities Law.

Under the Israeli Companies Law, a company may not indemnify, exculpate or enter into an insurance contract which would provide coverage for any monetary liability incurred as a result of any of the following:

•
a breach of the duty of loyalty, except for indemnification and insurance for a breach of the duty of loyalty to the company to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•	a breach of the duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

•	an act or omission committed with intent to derive illegal personal benefit; or

•	a fine, monetary sanction or forfeit levied against the office holder.

Under the Israeli Companies Law, exculpation, indemnification and insurance of office holders in a public company must be approved by the compensation committee and the board of directors and, with respect to the chief executive officer or a director or under certain circumstances, also by the shareholders. See “— Approval of Related Party Transactions under Israeli Law.”

Our amended articles of association, which will be effective upon the closing of this offering, permit us to exculpate, indemnify and insure our office holders to the fullest extent permitted under the Israeli Companies Law and Israeli Securities Law. We have obtained directors’ and officers’ liability insurance for the benefit of our office holders and intend to continue to maintain such coverage and pay all premiums thereunder to the fullest extent permitted by the Israeli Companies Law.

We have entered into indemnification and exculpation agreements with each of our current officers and directors exculpating them from a breach of their duty of care to us to the fullest extent permitted by the Israeli Companies Law and undertaking to indemnify them to the fullest extent permitted by the Israeli Companies Law and the Israeli Securities Law, to the extent that these liabilities are not covered by insurance. This indemnification is limited to events determined as foreseeable by our board of directors based on our activities, as set forth in the indemnification agreements. Under such indemnification agreements, the maximum aggregate amount of indemnification that we may pay to any and all of our currently serving or future officers and directors together may not exceed the higher of $5 million and 25% of our shareholders equity according to our most recent financial statements at the time of payment.

The proposed form of Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification of our office holders by the underwriters against certain liabilities.

Item 7. Recent Sales of Unregistered Securities

Set forth below are the sales of all securities by us since January 1, 2012. The following issuances have been adjusted to reflect the 1-for-20 reverse stock split.

•
Since January 1, 2012, we granted options to purchase an aggregate of 774,792 ordinary shares to certain of our employees, officers and consultants under our 2006 Unit Option Plan, of which (i) options to purchase 58,000 ordinary shares having an exercise price of $4.96 were granted in April 2012; (ii) options to purchase 17,500 ordinary shares having an exercise price of $4.96 were granted in August 2012; (iii) options to purchase 117,750 ordinary shares having an exercise price of $4.96 were granted in June 2013; and (iv) options to purchase 581,542 ordinary shares were granted on October 14, 2014, fifty-percent of which have an exercise price of NIS 0.20 per ordinary share and fifty-percent of which will be exercisable at the effective price per share of the ordinary shares underlying the units sold to the public in this offering. Of such options, options to purchase an aggregate of 63,000 ordinary shares have been forfeited and cancelled without being exercised as of the date of this prospectus. We claimed exemption from registration under the Securities Act for such transactions under Section 4(a)(2) and/or Regulation S of the Securities Act.

•
In October 2012, we issued and sold 739 ordinary shares pursuant to the exercise of options held by an employee, having an exercise price per share of $4.45. We claimed exemption from registration under the Securities Act for this transaction under Section 4(a)(2) and/or Regulation S of the Securities Act.

•
In October 2012, we issued and sold 739 ordinary shares pursuant to the exercise of options held by an employee, having an exercise price per share of $4.45. We claimed exemption from registration under the Securities Act for this transaction under Section 4(a)(2) and/or Regulation S of the Securities Act.

•
Pursuant to a Share Purchase Agreement dated January 10, 2012 between us and the investors identified therein, we issued a total of 125,540 Series D-3 preferred shares, for aggregate consideration of $1.1 million. We claimed exemption from registration under the Securities Act for this transaction under Section 4(a)(2) and/or Regulation S of the Securities Act.

•
Pursuant to a Credit Line Agreement dated August 20, 2014 between us and the lenders identified therein, we issued warrants for the purchase of an aggregate 2,658,463 ordinary shares. We claimed exemption from registration under the Securities Act for this transaction under Section 4(a)(2) and/or Regulation S of the Securities Act.

•
On October 14, 2014, we issued a warrant for the purchase of 221,539 ordinary shares to an existing shareholder as consideration for certain services it may provide at our request. We claimed exemption from registration under the Securities Act for this transaction under Section 4(a)(2) and/or Regulation S of the Securities Act.

No underwriters were employed in connection with the transactions set forth in this Item 7.

Item 8. Exhibits and Financial Statement Schedules

(a) Exhibits

The exhibits listed in the accompanying Exhibit Index are incorporated herein by reference.

(b) Financial Statement Schedules

All schedules have been omitted since they are not required or are not applicable or the required information is shown in the financial statements or related notes.

Item 9. Undertakings

The registrant hereby undertakes:

(1) for purposes of any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(4) that, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) to remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(6) to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(7) for the purposes of determining liability to any purchaser:

(i) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(8) for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Mount Carmel, Israel, on February 12, 2015.

Check-Cap Ltd.

By:	/s/ Guy Neev
Name:	Guy Neev
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 4 to the Registration Statement on Form F-1 has been signed by the following persons in the capacities and on the dates indicated below.

Dated: February 12, 2015	By:	/s/ Guy Neev
	Name:	Guy Neev
	Title:	Chief Executive Officer and Director (Principal Executive Officer)
Dated: February 12, 2015	By:	/s/ Lior Torem
	Name:	Lior Torem
	Title:	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
Dated: February 12, 2015	By:	*
	Name:	Tomer Kariv
	Title:	Chairman of the Board of Directors
Dated: February 12, 2015	By:	*
	Name:	Walter L. Robb
	Title:	Director
Dated: February 12, 2015	By:	*
	Title:	Yoav Kimchy
	Title:	Director
Dated: February 12, 2015	By:	*
	Name:	*
	Title:	Director
Dated: February 12, 2015	By:	*
	Name:	Richard Stone
	Title:	Director

*By:	Guy Neev
Attorney-in-Fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Check-Cap Ltd., has signed this registration statement or amendment thereto in Newark, Delaware, United States of America on February 12, 2015.

Authorized U.S. Representative

/s/ Donald J. Puglisi
Managing Director Puglisi & Associates

Exhibit Index

Exhibit No.	Description

1.1*	Form of Underwriting Agreement
3.1#	Sixth Amended and Restated Articles of Association of the Registrant
3.2#	Form of Articles of Association of the Registrant to be effective prior to completion of this offering
4.1*	Form of Registrant’s Ordinary Share Certificate
4.2*	Form of Underwriter Warrants (included in Exhibit 1.1)
4.3*	Form of Unit Certificate
4.4*	Form of Series A Warrant Certificate (included in Exhibit 4.6)
4.5*	Form of Long Term Incentive Warrant Certificate (included in Exhibit 4.6)
4.6*	Form of Warrant Agreement between Check-Cap Ltd. and American Stock Transfer & Trust Company LLC, as Warrant Agent
5.1*	Opinion of Fischer Behar Chen Well Orion & Co.
5.2*	Opinion of Loeb & Loeb LLP
10.1#	2006 Unit Option Plan and Amendments thereto
10.2#	Amended and Restated Shareholders Agreement dated as of October 14, 2014 by and among Check-Cap Ltd. and the shareholders parties thereto
10.3*	Form of Amendment to Amended and Restated Shareholders Agreement by and among Check-Cap Ltd. and the shareholders parties thereto
10.4#	Form of Series C-1 preferred shares purchase warrant
10.5#	Forms of Series C-2 preferred shares purchase warrant
10.6#	Form of Series D-1 preferred shares purchase warrant
10.7#	Form of Series D-2 preferred shares purchase warrant
10.8#	Share Purchase Agreement dated as of March 4, 2011 by and among Check-Cap Ltd. and the investors parties thereto

10.9#	Forms of Anti-Dilution Warrants
10.10#	Asset Transfer Agreement, dated as of May 31, 2009 by and between Check-Cap Ltd. and Check-Cap LLC.
10.11#	The Agreement for ASIC Design and Development dated November 26, 2009 by and between Check-Cap Ltd. and Politechnico di Milano
10.12#	Form of Indemnification Agreement
10.13#	Credit Line Agreement, dated as of August 20, 2014 by and among Check-Cap Ltd. and certain Lenders named therein
10.14#	Form of Ordinary Shares Warrant Certificate issued pursuant to a certain Credit Line Agreement dated as of August 20, 2014
10.15#	Forms of Ordinary Shares Warrant Certificate issued to the Pontifax entities
10.16#	Addendum to Credit Line Agreement dated as of October 14, 2014 by and among Check-Cap Ltd. and certain Lenders named therein
10.17#	Second Addendum to Credit Line Agreement dated as of December 22, 2014 by and among Check-Cap Ltd. and certain Lenders named therein
10.18#	Credit Agreement dated as of January 4, 2015 by and between Check-Cap Ltd. and Bank Leumi le-Israel B.M
10.19#	English translation of the Secured Debenture issued on January 4, 2015 by Check-Cap Ltd. in favor of Bank Leumi le-Israel B.M
23.1#	Consent of Brightman Almagor Zohar & Co
23.2*	Consent of Fischer Behar Chen Well Orion & Co. (included in Exhibit 5.1)
23.3*	Consent of Loeb & Loeb LLP (included in Exhibit 5.2)
24.1#	Power of Attorney (included on the signature page of this registration statement)
99.1#	Consent of Steven Hanley to be named as a director nominee
99.2#	Consent of Yuval Yanai to be named as a director nominee
99.3#	Consent of XiangQian (XQ) Lin to be named as a director nominee

* Filed herewith

# Previously filed